Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Reports Preliminary Q2 Results and Revises Fiscal 2008 Outlook
Reflects Consumer Economic Pressures as well as Transformation Expenses

SEATTLE; April 23, 2008 — Starbucks Corporation (NASDAQ: SBUX) today reported preliminary second quarter fiscal 2008 results and revised its view of full-year fiscal 2008 earnings per share, both of which primarily reflect the sharp weakening in the U.S. consumer environment.
For the second fiscal quarter ended March 30, 2008, the company now expects revenue to increase 12 percent and earnings per share (EPS) to be $0.15, compared with $0.19 per share for the same period a year ago. Starbucks estimates that costs associated with the implementation of its transformation agenda, and charges related to the rationalization of its store portfolio, negatively impacted EPS by approximately $0.03 per share in its fiscal 2008 second quarter.
Contributing to the softness in revenues for the quarter was a mid-single-digit decline in U.S. comparable store sales, driven by decreased traffic. Of note, the California and Florida markets, where consumers have been especially impacted by the effects of the downturn in the housing market, account for 32 percent of Starbucks U.S. retail revenues and 31 percent of its U.S. company-operated retail store portfolio.
Given Starbucks year-to-date results and an expectation of continued weakness in the U.S. consumer climate, the company now expects full-year fiscal 2008 EPS to be somewhat lower than the $0.87 reported in fiscal 2007. At this time, the company is not providing a more precise expectation due to lack of visibility into near-term economic conditions, but as previously announced, will provide expectations for key financial metrics for the next three years on April 30, 2008.
“The current economic environment is the weakest in our company’s history, marked by lower home values, and rising costs for energy, food and other products that are directly impacting our customers,” commented Howard Schultz, chairman, president and ceo. “While this is having a substantial impact on our performance, I am as enthusiastic as I was when I returned to Starbucks as ceo three-and-a-half months ago about our opportunity to reinvigorate the Starbucks Experience. We are doing so by aggressively implementing a series of customer-focused initiatives. These are in the early stages of their execution and the benefits are therefore not yet reflected in our financial results.”
The company noted that Pike Place Roast™, its new fresh brewed coffee, was launched early in the third quarter and is off to an encouraging start.
“Underscoring my optimism is our customer research, which shows that while our customers are reducing the frequency of their visits to our stores — due to the economic pressures they are feeling — they are not substituting their Starbucks Experience with coffee products from others. We remain the destination for a true coffee experience and the steps we are taking to transform our company will allow us to ensure an even greater draw for customers when economic conditions improve.”

Schultz concluded, “In the interim, we are rigorously managing our expenses and seeking additional opportunities to reduce costs. To this end, we are committed to making the necessary fundamental changes, both structurally and operationally, to optimize our resources, while also investing prudently in the business to strengthen and position Starbucks for the long term.”
Starbucks will announce on Wednesday, April 30, 2008 its expectations for key financial metrics for the next three years, as it realizes the expected benefits of its transformation initiatives. It will also provide further details of its second quarter fiscal 2008 financial results at that time, via a press release after the market close, and a conference call and webcast to follow at 2:00 p.m. PDT. The conference call will be broadcast live over the Internet and can be accessed at http://investor.starbucks.com. A replay of the webcast will be available on the company’s website until Friday, May 30, 2008.
About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. With nearly 16,000 stores and more than 170,000 partners (employees) in 43 countries at the end of its fiscal first quarter, Starbucks is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.
Forward-Looking Statements
This release includes forward-looking statements about certain company initiatives and plans, as well as trends in or expectations regarding expected FY08 full-year earnings per share. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of the company’s transformation plan and initiatives, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2007 and of Starbucks Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2007. The company assumes no obligation to update any of these forward-looking statements.